Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Amendment No. 2 to Form S-3 File No. 333-145138) and related Prospectus of Polymer Group, Inc. for the registration of Class A Common Stock and to the incorporation by reference therein of our report dated March 23, 2005, with respect to the 2004 consolidated financial statements and schedule of Polymer Group, Inc., included in its Annual Report (Amendment No. 2 on Form 10-K/A) for the year ended December 30, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Greenville, South Carolina
October 31, 2007